Exhibit 99.1

For Information Contact:

Matt Hayden

Hayden Communications

(858) 704-5065

matt@haydenir.com

Home Page: http://www. iteris.com

For Release at 1:05 p.m., PDT 06/02/05

Iteris, Inc. Reports Fiscal Fourth Quarter Results

Anaheim, California — June 02, 2005 – Iteris, Inc. (AMEX: ITI), a leading provider of traffic optimization and safety technology products and services, today reported financial results for the fiscal fourth quarter ended March 31, 2005.

For the fourth quarter ended March 31, 2005, Iteris, Inc. (the Company) reported net sales and contract revenues of $11.5 million compared to net sales and contract revenues of $11.4 million in the fourth quarter of the prior fiscal year. Sales of VantageTM video detection products increased 10.1 percent compared to the fourth quarter of the prior fiscal year which we believe continues to indicate strong demand for video detection and our VantageTM products. AutoVueTM revenues also increased 46.8 percent compared to the fourth quarter of the prior fiscal year reflecting a continued increase in product sales of Lane Departure WarningTM (“LDW”) systems to European and North American truck manufacturers.  Additionally, in the fourth quarter of fiscal 2005 the Company recorded its first royalty revenues of approximately $76,000 from sales of LDW systems to Nissan through its strategic partner Valeo.

 Contract revenues declined by 17.5 percent to $4.6 million in the fourth quarter compared to $5.5 million reported in the fourth quarter of the prior fiscal year and increased by 10.0 percent from $4.1 million in the previous quarter of the current year. Management believes the overall year-over-year decrease in contract revenues was largely due to delays in passing the Federal Highway Bill and other budgetary issues within certain government agencies.

For the fiscal year ended March 31, 2005, the Company reported net sales and contract revenues of $46.4 million, an increase of 2.5 percent compared to the $45.3 million reported for the prior fiscal year. The VantageTM business grew 13.7 percent during the current fiscal year while AutoVueTM revenues grew in the aggregate 70.2 percent over the same period. These increases were offset by a 20.5 percent decline in contract revenues for the fiscal year ended March 31, 2005 compared to 2004 which was largely due to government budgetary issues as indicated above.

The operating loss in the current quarter and for the fiscal year ended March 31, 2005, was driven by charges related to the October 22, 2004 step-acquisition and merger of the Iteris, Inc. subsidiary. In the current quarter the Company recorded non-cash, stock-based compensation charges of $287,000 and for the fiscal year ended March 31, 2005 the Company recorded an $11.8 million non-cash stock-based compensation charge related to the Company’s assumption in the merger of the outstanding stock options to purchase common stock of the Iteris, Inc. subsidiary. Additionally, the Company incurred $1.5 million in development expenses up from $1.1 million in the prior quarter and $879,000 in the fourth quarter of the prior fiscal year. This increase represents a shift in AutoVueTM resources from revenue generating engineering projects for the passenger car market, funded in part by our partner Valeo, to development activities focused on releasing the next generation of LDW for the heavy truck market. The increase also represents additional development activities in our VantageTM business to offer enhanced functionality enabling the Company to capitalize on the expanding market opportunity for video detection. As a result, the Company reported an operating loss of $292,000 for the three-month period ended March 31, 2005 as compared to operating income of $454,000 in the fourth quarter of the prior fiscal year and operating loss of $11.3 million for the fiscal year ended March 31, 2005 as compared to operating income of $1.0 million for the fiscal year ended March 31, 2004.  Pro-forma unaudited operating income which excludes merger related and other non-cash charges would have been breakeven and $1.9 million for the three-month and twelve-month periods ended March 31, 2005, respectively. The Company has chosen to provide this supplemental pro-forma information to investors to enable them to perform additional comparisons of operating results and to illustrate the results of ongoing operations. A table is attached to this release to reconcile the Company’s operating income (loss) as calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) to pro-forma non-GAAP operating income for all periods presented to provide meaningful insight into the Company’s operations exclusive of charges related to the merger and acquisition of the Iteris, Inc. subsidiary and other non-cash charges.

Jack Johnson, chief executive officer, commented “The past year has been both challenging and extremely rewarding. We were delighted with the 24 percent year-over- year growth in our combined VantageTM and AutoVueTM revenues and although Transportation Systems revenues declined by 21 percent, largely due to governmental budgetary issues, that part of the business was still profitable and finished the year with strong bookings. We anticipate measurable growth in all areas on a year-over-year basis during fiscal 2006 and the first quarter thus far confirms this belief.

The company made considerable progress with AutoVueTM where we now have agreements with OEM’s that we believe represent collectively over half of the heavy truck vehicles manufactured each year in Europe and North America. In addition, we announced our first major fleet agreement with Maverick, as well as three more fleets this morning, and anticipate securing additional agreements with many of the thirty-five fleet operators who are actively engaged in testing AutoVueTM through pilot programs.  The roll-out of LDW with Infiniti marked the first consumer deployment in North America and both customer and industry feedback, including the receipt of several notable awards, has been exceptional. We anticipate announcing additional OEM customers on the passenger car side of the business through our partner Valeo during the fiscal year. The foundation, partnerships and customers are in place to generate acceleration in both revenues and royalty payments from AutoVueTM which we believe will ultimately increase our cash flow and profitability,” Mr. Johnson concluded.

As of March 31, 2005, the Company had 28.3 million shares of common stock outstanding and total stockholders’ equity of $19.7 million. The Company completed the quarter with $945,000 borrowed against its $5.0 million line of credit.

Guidance: For the 2006 fiscal year, the Company expects sales to increase a minimum of 10%.  Margin and operating expenses should be in the normal range, based on historical trends and the projected growth.  However, we do expect R&D to increase by approximately 25% and expect the cost of Sarbanes-Oxley compliance to be between $300,000 and $500K.  Management anticipates an increase in the royalty revenues derived from AutoVueTM.

Recent Operational Highlights included:

•                  On May 3, 2005, the Company announced its AutoVueTM LDW systems were introduced on the all-new 2006 Infiniti M35 and M45 luxury sedans at 172 dealerships nationwide. LDW is being offered as part of the Technology Package on the M35 and M45 sedans which historically has a high take up rate.

•                  The Company recorded its first royalty revenue from shipments of LDW systems to the passenger car market during the fourth quarter ended March 31, 2005.

•                  On April 21, 2005, the Company announced its AutoVueTM business unit secured two major contracts with a European and an Asian commercial truck manufacturer which will both offer LDW systems in their heavy commercial trucks.

•                  AutoVueTM LDW systems sales increased 107.9 percent in the heavy truck market in the quarter compared to the fourth quarter of the prior fiscal year and are up 87.4 percent for the twelve month period ended March 31, 2005 compared to the prior fiscal year.

•                  Testing of LDW continues with 35 heavy truck fleets representing potentially 70,000 vehicles.

•                  On April 26, 2005, the Company reported its Transportation Systems Consulting business received a $2.1 million Bus Rapid Transit (BRT) project service contract by Northern Nevada. BRT is a creative and emerging public transit solution combining Intelligent Transportation Systems technologies with geometric solutions such as dedicated bus lanes. Planning and preliminary engineering is anticipated to begin by June 2005 and detail design is envisioned to begin in 2008.

•                  Approximately $5.2 million in new systems consulting contracts were signed during the quarter ended March 31, 2005 and year-to-date signed contracts were $20.2 million, a 15 percent increase over the prior year. Backlog at the end of the fourth quarter was $13.3 million.

•                  On March 30, 2005, the Company reported that its VantageTM business was awarded the Open Agency Contract by the Georgia Department of Transportation for video detection systems which allows any public agency within the state of Georgia to readily procure Iteris’ VantageTM video detection systems.

•                  Sales of VantageTM video detection systems continued to be strong, achieving 10.1 percent sales growth in the fourth quarter ended March 31, 2005 compared to the same quarter of the previous fiscal year and 13.7 percent growth for the fiscal year ended March 31, 2005 compared to the prior fiscal year.

About Iteris, Inc.

Iteris, Inc. is a leading provider of outdoor vision systems and sensors that optimize the flow of traffic and enhance driver safety.  Iteris combines outdoor image processing, traffic engineering, and information technology to offer a broad range of transportation and safety solutions.  Iteris, Inc. is headquartered in Anaheim, California.  Investors are encouraged to contact us at 714.774.5000, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, our future performance and operating results such as the demand for and future sales of our products, potential new contracts and the timing and performance of our government contracts, and the impact and timing of the adoption of the Federal Highway Bill, related budgetary constraints, and are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the availability of key components for our products, the timing and successful completion of customer qualification of our products and the risks of non-qualification; the market acceptance of our products and our customers’ products that incorporate our technologies; the impact of product offerings from competitors and other competitive pressures; political agendas and the availability for funding for government contracts,  and the general economic and political conditions and specific conditions in the markets we address, including the general economic slowdown and volatility in the technology sector, and the possible disruption in government contracting and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2005	March 31, 2004
	(unaudited)
ASSETS:
Cash	$46	$2,612
Trade accounts receivable, net	8,866	8,255
Notes receivable from sale of business units	—	125
Costs and estimated earnings in excess of billings on uncompleted contracts	2,086	2,653
Inventory	4,344	3,598
Prepaid expenses and other assets	1,763	538
Deferred tax assets	660	821
Property and equipment, net	1,103	1,642
Goodwill	29,269	9,807
Total assets	$48,137	$30,051

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$9,007	$9,018
Revolving line of credit	945	—
Deferred gain on sale of building	733	1,774
Notes payable	5,327	891
Convertible debentures, net	8,996	—
Total liabilities	25,008	11,683
Minority interest	—	17,745
Redeemable common stock	3,414	—
Total stockholders’ equity	19,715	623
Total liabilities and stockholders’ equity	$48,137	$30,051

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004
Net sales and contract revenues:

Net sales	$6,932	$5,862	$29,062	$23,470
Contract revenues	4,550	5,513	17,335	21,813
Total net sales and contract revenues	11,482	11,375	46,397	45,283
Costs and expenses:
Cost of sales	3,767	3,267	15,645	12,758
Cost of contract revenues	3,049	3,685	11,398	14,712
Gross profit	4,666	4,423	19,354	17,813
Operating expenses:
Selling, general and administrative	3,161	3,090	13,964	12,844
Research and development	1,474	879	4,193	3,923
Stock-based compensation	287	—	11,777	—
Disposal of fixed assets	—	—	422	—
Acquired in-process research and development	—	—	140	—
Amortization of intangible assets	36	—	114	—
Total operating expenses	4,958	3,969	30,610	16,767
Operating income (loss)	(292)	454	(11,256)	1,046
Non-operating income (expense):
Other income (expense), net	14	33	1,054	1,003
Interest expense, net	(340)	(31)	(1,178)	(123)
Income (loss) from continuing operations before income taxes and minority interest	(618)	456	(11,380)	1,926
Income tax benefit (expense)	118	644	94	(100)
Minority interest in earnings of subsidiary	—	(516)	(485)	(3,034)
Income (loss) from continuing operations	(500)	584	(11,771)	(1,208)
Income (loss) from discontinued operations	—	(467)	—	1,215
Net income (loss)	$(500)	$117	$(11,771)	$7
Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.02)	$0.03	$(0.46)	$(0.06)
Earnings (loss) from discontinued operations	—	(0.02)	—	0.06
Basic earnings (loss) per share	$(0.02)	$0.01	$(0.46)	$0.00
Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.02)	$0.03	$(0.46)	$(0.06)
Earnings (loss) from discontinued operations	—	(0.02)	—	0.06
Diluted earnings (loss) per share	$(0.02)	$0.01	$(0.46)	$0.00
Shares used in calculating earnings (loss) per share:
Basic	28,305	20,438	25,422	19,454
Diluted	28,305	21,726	25,422	19,680

ITERIS, INC.

UNAUDITED RECONCILIATION OF

GAAP OPERATING INCOME (LOSS) TO
PRO FORMA NON-GAAP OPERATING INCOME (LOSS)
(in thousands)

The pro forma non-GAAP adjustments set forth below are based upon our unaudited condensed consolidated statements of operations for the periods shown. These adjustments are not in accordance with or an alternative for, U.S. generally accepted accounting principles (“GAAP”).  However, the Company believes pro forma non-GAAP reporting provides meaningful insight into the Company’s ongoing economic performance and therefore uses pro forma non-GAAP reporting internally to assist in evaluating and managing the Company’s operations. The Company has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results, and to illustrate the results of the Company’s ongoing operations exclusive of charges related to the merger and acquisition of the Iteris, Inc. subsidiary and other non-cash charges.

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004

GAAP operating income (loss)	$(292)	$454	$(11,256)	$1,046
Add back:
Stock-based compensation expense	287	—	11,777	—
Disposal of fixed assets	—	—	422	—
Severance charges	—	—	807	—
Acquired in-process research and development	—	—	140	—
Pro forma non-GAAP operating income (loss)	$(5)	$454	$1,890	$1,046